Exhibit 99.1

Contact:

Michael G. McAuley

Vice President, Chief Financial Officer and Treasurer

(412) 429-2472

mmcauley@ampcopgh.com

FOR IMMEDIATE RELEASE

CARNEGIE, PA

March 14, 2018

Ampco-Pittsburgh Corporation Announces Fourth Quarter 2017 Results

Carnegie, PA, March 14, 2018 – Ampco-Pittsburgh Corporation (NYSE: AP) reported sales for the three and twelve months ended December 31, 2017, of $114.4 million and $432.4 million, respectively, compared to $92.1 million and $331.9 million, respectively, for the three and twelve months ended December 31, 2016. The current year periods include sales of $10.9 million and $47.2 million, respectively, associated with the November 2016 acquisition of ASW Steel Inc. (“ASW”), compared to $7.5 million in the prior year periods. In addition, the Corporation experienced higher sales of forged engineered products for the oil and gas industry and, to a lesser extent, higher sales of forged and cast mill rolls for both the three and twelve months ended December 31, 2017. Sales in the Air and Liquid Processing segment also rose modestly compared to the respective prior year periods.

Loss from operations for the three and twelve months ended December 31, 2017, was $1.8 million and $9.4 million, respectively, compared to loss from operations of $39.8 million and $54.5 million for the respective prior year periods. The 2016 periods included charges for impairment of $26.7 million, primarily from the impairment of goodwill in the Forged and Cast Engineered Products reporting unit (“Impairment Charge”), a $4.6 million net charge associated primarily with revaluing the estimated liabilities and insurance receivables for asbestos litigation through 2026 (“Asbestos Charge”), and a $1.5 million reserve against a receivable from a customer who filed for Chapter 11 bankruptcy protection. The full year 2016 also included significant acquisition-related expenses and integration costs. The full year 2017 includes a $1.3 million recovery associated with a customer Chapter 11 receivable.

Other expense – net for the three months ended December 31, 2017, declined compared to the prior year, primarily due to a small foreign exchange gain in the current year versus losses in the prior year quarter. For the full year, other expense – net increased against the prior year primarily as a result of higher interest expense.

The income tax (provision) benefit for the three and twelve months ended December 31, 2017, reflects an unfavorable net impact of approximately $1.6 million related to the new U.S. Tax Cuts and Jobs Act legislation.

Net loss for the three and twelve months ended December 31, 2017, was $3.2 million, or $0.26 per common share, and $12.1 million, or $0.98 per common share, respectively, compared to net loss for the three and twelve months ended December 31, 2016, of $43.1 million, or $3.51 per common share, and $79.8 million, or $6.68 per common share, respectively. In addition to the Impairment Charge and Asbestos Charge, which impacted the full year 2016 net loss per share by $2.23 and $0.38, respectively, the full year 2016 net loss also included valuation allowances of $30.4 million against the majority of the Corporation’s deferred income tax assets, which impacted net loss per share by $2.54.

Sales for the Forged and Cast Engineered Products segment for the three and twelve months ended December 31, 2017 increased 30% and 39%, respectively, versus prior year, reflecting the full period effect of the ASW acquisition, significantly higher sales of forged engineered products for the oil and gas industry, and higher sales of mill rolls to the global steel industry, primarily for hot strip mills. The segment recorded a small operating income for the quarter and an operating loss for the full year of less than $2 million. Even after considering the non-recurring Impairment Charge, acquisition-related expenses and integration costs, and a customer’s Chapter 11 receivable reserve recorded in the prior year periods, the segment’s operating performance improved significantly. This was driven by the higher sales volumes and pricing, offset in part by higher operating and raw material costs and an unfavorable absorption effect from the idling of a cast roll foundry.

Sales for the Air and Liquid Processing segment increased 5% for the three months ended December 31, 2017 and 4% for full year 2017 compared to the prior year periods as higher shipment volumes of custom air handlers and heat exchange coils more than offset lower shipment volumes of centrifugal pumps. The segment’s operating income rose significantly for the quarter and full year compared to prior year, given the $4.6 million Asbestos Charge recorded last year, but improved further on an operating basis from the higher shipment volumes.

Corporate costs for the three and twelve months ended December 31, 2017 increased $0.8 million and $1.2 million, respectively, compared to the comparable prior year periods as higher staffing costs associated with the Corporation’s increased scale, higher fringe benefits and higher professional fees more than offset the reduction in acquisition-related costs incurred in the prior year.

Commenting on the quarter and full year results, John Stanik, Ampco-Pittsburgh’s Chief Executive Officer said, “Although we missed our objective of returning to operating profitability by the end of 2017, we made significant year-over-year improvement on an operational basis. We saw recovery in both the steel and fracking businesses after periods of decline, and we are addressing our process and equipment bottlenecks to meet a solid ramp-up and robust order book. I am very encouraged by our progress in Q4 and I am excited about 2018.”

Teleconference Access

Ampco-Pittsburgh Corporation (NYSE: AP) will hold a conference call on Wednesday, March 14, at 10:30 a.m. Eastern Time (ET) to discuss its financial results for the fourth quarter ended December 31, 2017. If you would like to participate in the conference call, please register using the link below or by dialing 1-844-308-3408 at least five minutes before the 10:30 a.m. ET start time.

We encourage participants to pre-register for the conference call using the following link. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time.

To pre-register, please go to: http://dpregister.com/10117118

Those without internet access or unable to pre-register may dial in by calling:

•	Participant Dial-in (Toll Free):	1-844-308-3408

•	Participant International Dial-in:	1-412-317-5408

For those unable to listen to the live broadcast, a replay will be available one hour after the event concludes on our website under the Investors menu at www.ampcopgh.com.

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements made by or on our behalf. This news release may contain forward-looking statements that reflect our current views with respect to future events and financial performance. All statements in this document other than statements of historical fact are statements that are, or could be, deemed forward-looking statements within the meaning of the Act. In this document, statements regarding future financial position, sales, costs, earnings, cash flows, other measures of results of operations, capital expenditures or debt levels and plans, objectives, outlook, targets, guidance or goals are forward-looking statements. Words such as “may,” “intend,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “forecast” and other terms of similar meaning that indicate future events and trends are also generally intended to identify forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made, are not guarantees of future performance or expectations, and involve risks and uncertainties. For Ampco-Pittsburgh, these risks and uncertainties include, but are not limited to, those described under Item 1A, Risk Factors, of Ampco-Pittsburgh’s Annual Report on Form 10-K. In addition, there may be events in the future that we are not able to predict accurately or control which may cause actual results to differ materially from expectations expressed or implied by forward-looking statements. Except as required by applicable law, we assume no obligation, and disclaim any obligation, to update forward-looking statements whether as a result of new information, events or otherwise.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

(Dollars in thousands except per share amounts; shares outstanding in thousands)

	Three Months Ended December 31		Twelve Months Ended December 31
	2017	2016	2017	2016
Sales	$114,449	$92,126	$432,401	$331,866

Cost of products sold (excl. depreciation and amortization)	93,697	80,672	357,672	276,496
Selling and administrative	16,866	14,435	61,310	58,175
Depreciation and amortization	5,368	5,518	22,387	20,463
Charge (credit) for asbestos litigation	—	4,565	—	4,565
Charges for impairment	—	26,676	—	26,676
Loss on disposition of assets	292	30	401	21

Total operating expense	116,223	131,896	441,770	386,396

Loss from operations (1)	(1,774)	(39,770)	(9,369)	(54,530)
Other expense – net	(1,299)	(2,355)	(4,324)	(2,990)

Loss before income taxes	(3,073)	(42,125)	(13,693)	(57,520)
Income tax (provision) benefit	(416)	(1,085)	1,355	(22,712)
Equity gains in joint venture	501	308	1,036	423

Net loss before noncontrolling interest	(2,988)	(42,902)	(11,302)	(79,809)
Net income attributable to noncontrolling interest	203	160	787	11

Net loss attributable to Ampco-Pittsburgh (2)	$(3,191)	$(43,062)	$(12,089)	$(79,820)

Net loss per common share attributable to Ampco-Pittsburgh:
Basic (2)	$(0.26)	$(3.51)	$(0.98)	$(6.68)

Diluted (2)	$(0.26)	$(3.51)	$(0.98)	$(6.68)

Weighted-average number of common shares outstanding:
Basic	12,361	12,271	12,330	11,951

Diluted	12,361	12,271	12,330	11,951

(1)	For the three and twelve months ended December 31, 2016, includes charges of $26,676 principally for the write-off of goodwill in the Forged and Cast Engineered Products reporting unit deemed to be impaired and, for our Air and Liquid Processing segment, a net pre-tax charge of $4,565 for estimated costs of asbestos-related litigation through 2026, net of estimated insurance recoveries, and a settlement with an insurance carrier for an amount in excess of the receivable estimated. For the twelve months ended December 31, 2016, also includes approximately $7,500 in acquisition-related costs and purchase accounting impacts.
(2)	For the three months ended December 31, 2016, includes charges of $26,676 or $2.17 per common share principally for the write-off of goodwill in the Forged and Cast Engineered Products reporting unit deemed to be impaired and, for our Air and Liquid Processing segment, a net pre-tax charge of $4,565 or $0.37 per common share for estimated costs of asbestos litigation through 2026, net of estimated insurance recoveries, and a settlement with an insurance carrier for an amount in excess of the receivable estimated. For the twelve months ended December 31, 2016, includes charges of $26,676 or $2.23 per common share principally for the write-off of goodwill in the Forged and Cast Engineered Products reporting unit deemed to be impaired, $30,405 or $2.54 per common share to recognize a valuation allowance against certain deferred income tax assets, approximately $7,500 or $0.63 per common share in acquisition-related costs and purchase accounting impacts, and $4,565 or $0.38 per common share for estimated costs of asbestos-related litigation through 2026, net of estimated insurance recoveries, and a settlement with an insurance carrier for an amount in excess of the receivable estimated.